Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Galyan's Trading Company, Inc. (the "Company") of our report dated March 16, 2001 (May 29, 2001 with respect to Note 16) (which report expressed an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for store pre-opening costs, effective January 31, 1999 and described in Note 1 to the consolidated financial statements), appearing in the Prospectus filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form S-1 (registration number 333-57848). We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Galyan's Trading Company, Inc., listed in Item 16 of such Prospectus. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 25, 2002